Exhibit 10.23

October 9, 2023

Dear Joe,

We are pleased to offer you a promotion to Chief Innovation Officer at Mister Car Wash! We look forward to a tentative change date of October 15th, 2023.

Your position is classified as full time, exempt, and your salary will be $350,000.00 annually payable bi-weekly, the following items are changes to your compensation, all other components remain unchanged:

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Bonus—You will be eligible for a target bonus of 40 percent of your annual salary, payable after the annual earnings release. Note that payment of bonuses is contingent upon the company’s attainment to our financial plan and your continued employment as of the payment date.
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Long-Term Incentive (LTI)—Subject to approval by the Compensation Committee of the Board of Directors, you will be eligible on an annual basis for a grant of nonqualified stock options (NQSO) and restricted stock units (RSU) with a value of $250,000 (subject to proration based on the date of grant) and a three-year vesting period. We anticipate the grant will be split between 50 percent RSU and 50 percent NQSO. The eligibility, valuation, vesting, and other details are subject to the 2021 Incentive Award Plan and may be modified by the Board of Directors.
•
Phone Reimbursement—You will be eligible for a monthly phone reimbursement of $150, which annualizes to $1,800. Phone reimbursements are payable on the first paycheck of each month.

Please visit benefits.mistercarwash.com for a full list and explanation of our benefit programs.

Congratulations on behalf of the entire company! We trust that your knowledge, skills, and experience will continue to provide significant value to the organization, and we look forward to seeing all that you will accomplish in your new role.

Sincerely,

/S/ John Lai____________

John Lai

CEO

222 E 5th St Tucson AZ 85705 www.mistercarwash.com 520.615.4000